Exhibit (4)(i)

                           LONG-TERM CARE WAIVER RIDER


This rider is part of your Contract. The words "we," "us" and "our" refer to Annuity Investors Life Insurance Company. The words "you" and "your" refer to the Owner of the Contract, or the joint owner, if any. If both the Owner and joint owner, if any, are non-natural person(s) the words "you" and "your" refer to the Annuitant.

    BENEFIT. We will waive the Contingent Deferred Sales Charge under the Contract if you meet all of the following conditions:

        1. You are confined to a Long-Term Care Facility or Hospital for at least ninety (90) days in a row.

        2.   A  Physician   prescribes  the  confinement  and  it  is  Medically
             Necessary.

        3. The first day of confinement is more than one (1) year after the Contract Effective Date.

        4. We receive a Written Request to surrender or to start distributions under the Contract and satisfactory proof of your confinement. We must receive the Written Request and proof of confinement no more than ninety (90) days after you are discharged from the Long-Term Care Facility or Hospital, and before this rider terminates.



    DEFINITIONS. Capitalized terms have the meanings given to them in the Contract, except as shown below.


    "Long-Term  Care  Facility"   means  a  Skilled   Nursing   Facility  or  an
    Intermediate Care Facility. "Long-Term Care Facility" does not mean any of the following:

        1.   A place that primarily treats drug addicts or alcoholics.

        2. A home for the aged or mentally ill, a community living center, or a place that primarily provides residential care or retirement care.

        3.   A place owned or operated by a member of your Immediate Family.



    "Skilled Nursing Facility" means a facility that meets all of the following conditions:

        1.   It is in the United States or its territories.

        2. It maintains a license and operates as a Skilled Nursing Facility under the laws of the State or territory in which it is located.

        3. It provides skilled nursing care under the supervision of a licensed Physician.

        4. It provides nursing services twenty-four (24) hours a day by, or under the supervision of, a registered graduate professional nurse (R.N.).

        5.   It maintains a daily medical record of each patient.




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    "Intermediate  Care  Facility"  means  a  facility  that  meets  all  of the following conditions:

        1.   It is in the United States or its territories.

        2. It maintains a license and operates as an Intermediate Care Facility under the laws of the State or territory in which it is located.

        3. It provides nursing services twenty-four (24) hours a day by, or under the supervision of, a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.).

        4.   It maintains a daily medical record of each patient.


    "Hospital" means a facility that meets all of the following conditions:

        1.   It is in the United States or its territories.

        2. It maintains a license as a hospital under the laws of the State or territory in which it is located.

        3.   A staff of licensed Physicians supervises it.

        4. It provides nursing services twenty-four (24) hours a day by, or under the supervision of, a registered graduate professional nurse (R.N.).

        5. It operates primarily for the care and treatment of sick and injured persons as inpatients for a charge.

        6. It maintains, or has access to, medical, diagnostic and major surgical facilities.



    "Physician" means a licensed medical doctor (M.D.) or a licensed doctor of osteopathy (D.O.) practicing within the scope of his or her license. The term "Physician" does not include you, or a member of your Immediate Family. In the case of a non-natural person Owner, or joint owner, if any, the term "Physician" does not include an employee, officer, director, or agent of the Owner, or joint owner, if any.


    "Medically Necessary" means appropriate and consistent with the diagnosis of a Physician and with accepted standards of practice, and which could not have been omitted without adversely affecting your condition.


    "Immediate Family" means any spouse, children, parents, grandparents, grandchildren, siblings, or in-laws.


    TERMINATION. This rider will terminate and shall have no value when the Contingent Deferred Sales Charge imposed under the Contract equals 0%, or on the date distributions start under the Contract, or on the date the Contract is terminated, whichever comes first. The Company reserves the right to terminate this rider and the benefits under it at anytime if ownership of the Contract is changed.

    This rider is not a separate contract. This rider changes your Contract only as and to the extent stated. In the case of conflict with other terms of the Contract, the terms of this rider shall control.

    Signed for us at our office as of the date of issue.




         /s/ Betty Kasprowicz                     /s/ James M. Mortenson
         Secretary                                Executive Vice President